EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-158268 on Form S-3, Registration Statement No. 333-165747 on Form S-4, and Registration Statement Nos. 033-63793, 333-27501, 333-31065, 333-67155, 333-86223, 333-31162, 333-60616, 333-62378, 333-107081, 333-134130, 333-157988 and 333-157990 on Form S-8 of our report dated March 9, 2009 (June 18, 2010 as to the effects of discontinued operations of Casino Magic Argentina and Pinnacle Entertainment’s Atlantic City operations) , relating to the consolidated financial statements and financial statement schedule of Pinnacle Entertainment, Inc. appearing in this Current Report on Form 8-K of Pinnacle Entertainment, Inc. dated June 18, 2010.
/s/ DELOITTE & TOUCHE LLP
Las Vegas, NV
June 18, 2010